Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

For Immediate Release

Spectranetics Announces FDA Clearance for Mechanical Lead Extraction Devices
Expands Cardiac Lead Extraction Portfolio to Include
TightRail™ Rotating Mechanical Dilator Sheath
and SightRail™ Manual Mechanical Dilator Sheath Set

Colorado Springs, CO - April 10, 2014 (GlobeNewswire) - The Spectranetics Corporation (NASDAQ: SPNC) today announced FDA clearance of two new mechanical lead extraction platforms that expand physicians’ options for safe removal of cardiac leads. Each incorporates innovative designs for mechanical extraction aimed at providing total lead management solutions.

The TightRail™ rotating mechanical sheath platform combines unprecedented shaft flexibility and column strength to help physicians safely navigate the vasculature during cardiac lead extraction procedures. An advanced forward-facing dilating blade remains shielded until activated. The tip feature rotates in both directions for efficient dilation. The physician controls when the blade is exposed, for procedural safety.

The SightRail™ manual dilator sheath platform features visual indicators that show bevel orientation and tip alignment, supplementing fluoroscopy as a means to determine position and orientation. A longer inner sheath gives physicians improved ability to grip and manipulate the device, especially when advancing and rotating. The SightRail sheath set has also received CE mark approval for use in Europe.

These new platforms represent Spectranetics’ entry into the mechanical extraction device market and complement the laser-based technology that established the company’s leading position in lead extraction.

Charles Love, M.D., Professor of Medicine and Director of Cardiac Rhythm Device Services at New York University Langone Medical Center, has been performing extractions since 1988. “In my experience, removing cardiac leads requires skill, patience and the right tools,” said Love.

“Identifying bevel orientation can be challenging with fluoroscopy alone, so the visual direction offered by the SightRail sheath helps ensure proper sheath positioning and tip orientation when working in the superior vena cava (SVC).”

Love pointed out the utility of the TightRail mechanical sheath in aligning with the curves and bends characteristic of the SVC. “Leads rarely take a straight course through the vasculature,” he said. “Having a flexible sheath that follows the curvature of the lead and maintains alignment with the lead is critical to successful extraction.”

Spectranetics CEO Scott Drake sees the next-generation mechanical extraction devices as a welcome addition to the company’s portfolio of lead extraction solutions. “Physicians consistently emphasize the need for the right tool at the right time for lead management. By providing a broader range of clinical solutions, our goal is to continue to enable safe, predictable outcomes in lead management,” said Drake. “Our confidence in the long-term strength of this business continues to be driven by the launch of our mechanical tools portfolio and increasing contribution from our sales force expansion.”

There are over seven million implanted cardiac devices globally. Each year, about 750,000 additional patients are implanted with these devices worldwide, translating to 1.5 million leads. It is estimated that in 2014, roughly 400,000 patients will meet indications for a lead extraction procedure.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs, and the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, receipt of FDA approvals, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You should not to place undue reliance on these forward-looking statements and note they speak only as of the date of this release. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the healthcare reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our most recent Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.